Exhibit 10.12.1

PERSONAL AND CONFIDENTIAL

Termination of Employment Agreement

December 30, 2016

Mr. Kirk Hachigian

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Dear Kirk:

On March 31, 2014, you entered into a Management Employment Agreement (“MEA”) with a predecessor in interest to JELD-WEN, Inc. (“JWI”), pursuant to which you served as CEO and Chairman of the Board of JWI and JELD-WEN Holding, Inc. (“JWHI” and, together with JWI, the “Company”). In each of November 2014, November 2015, and effective March 28, 2016, you and the Compensation Committee of JWHI agreed to certain modifications to the MEA, including with respect to your role and compensation. As modified, the MEA is referred to in this letter as the “Modified MEA,” and you hereby ratify the terms of the Modified MEA.

The purpose of this Termination Agreement is to reflect the mutually agreed terms upon which you will step down as Executive Chairman, an employee of the Company, and continue as non-executive Chairman of the Board of the Company. Accordingly, this Termination Agreement terminates the Modified MEA and provides for the continuation of certain benefits and the survival of certain covenants in the Modified MEA.

1.	Effective Date. The Modified MEA, your employment with the Company, and all compensation as an employee of the Company (except as set forth below) is terminated effective December 31, 2016. Under the Modified MEA, you were to continue to serve as Executive Chairman until December 31, 2018 or such other date as agreed. You and the Company have mutually agreed that such service shall end on December 31, 2016.

2.	Continuation of Certain Benefits. Notwithstanding the termination of the Modified MEA and your employment with the Company:

a.	You will continue to be eligible for a pro-rata award under the Company’s 2016 Management Incentive Plan based upon your three months of full-time service in 2016;

b.	You and your family will continue to be eligible to participate in the Company’s medical and dental plans until December 31, 2020;

c.	You will be designated a Key Non-Employee under our Stock Incentive Plan for so long as you remain a director of the Company, such that all stock options and RSUs previously granted to you will remain in place in accordance with the terms and conditions of the original award agreements, including continued vesting and exercise rights. At such time you are no longer designated a Key Non-Employee, the terms and conditions of your stock options will follow the original award agreement, including the impact of termination upon vesting and exercise rights; and

d.	Your rights to indemnification as an officer of the Company to the fullest extent permitted by the Charter of the Company and any indemnification agreements in your favor shall remain in full force and effect.

3.	Survival of Certain Covenants. Pursuant to Section 15 of the MEA, certain of your obligations to the Company survive the termination of the Modified MEA, including without limitations the covenants contained in Sections 7 and 8 of the MEA.

4.	Waiver and Release of Claims. This Termination Agreement is being entered into by mutual agreement. Accordingly, you agree that the provisions of Section 11 of the MEA are not triggered, and you hereby waive any claims to compensation pursuant to Section 11 of the MEA. Furthermore, You, on behalf of yourself, and your spouse, dependents, heirs, beneficiaries, agents, representatives and assigns, agree to release, and hereby do release, the Company, its parent companies, subsidiaries, affiliates, and related entities and its and their past and present compensation and benefits plans (including trustees, fiduciaries, and administrators of those plans), employees, officers, directors, representatives, predecessors, successors, assigns and agents (collectively, hereinafter the “Released Parties”), from any and all suits, causes of action, complaints, obligations, liabilities, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected, which you ever had or now have arising out of or relating to any matter, thing or event occurring up to and including the date you execute this Release, including without limitation, any claims under the Management Employment Agreement (hereinafter “Claims”).

You acknowledge, understand, and agree that this Agreement includes a general waiver which includes but is not limited to the waiver of any claims existing on the date you sign this Agreement, including: (a) any and all Claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, incentives, and bonuses except as set forth herein; (b) any and all Claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing; (c) any and all Claims for alleged employment discrimination on the basis of age, race, color, religion, sex, sexual orientation, gender preference, national origin, veteran status, genetic information, disability and/or handicap and any and all other Claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order involving employment rights, including but not limited to Claims under the following statutes: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601 et seq.; Title II of the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301 et seq.; the Age Discrimination in Employment Act; 29 U.S.C. § 621; and claims under any other federal, state or local statutory or common law pertaining to your employment, or any comparable statute of any other state, country, or locality; (d) any and all Claims under any federal, state or local statute or law; (e) any and all Claims in tort (including but not limited to any Claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence); (f) any and all Claims for attorneys’ fees and costs; and (g) any and all other Claims for damages, losses, expenses or entitlements of any kind.

Nothing contained in this section shall release the Company from, (i) any obligation of the Company under this Agreement; (ii) any accrued or vested benefit you have pursuant to any benefit plan of the Company; (iii) any claims that the controlling law clearly states may not be released by agreement, (iv) any rights or claims that may arise after the date you sign it below; or (v) any rights or claims for indemnification arising out of your services as an officer or employee of the Company or any of its affiliates under the by-laws, articles of incorporation, actions of the governing body, applicable law or any directors and officers liability insurance policy maintained by the Company or any of its affiliates.

Nothing in this Agreement shall prohibit you from reporting, or from receiving an award for providing information of possible violations of federal or state law or regulation to any governmental agency, including but not limited to the Securities and Exchange Commission, the Department of Labor or the Department of Justice, or from making disclosures that are otherwise protected under the whistleblower provisions of federal or state law or regulation. Notwithstanding the foregoing, notice is hereby provided that, in accordance with the Defend Trade Secrets Act of 2016, you are immune from liability and shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as that term is defined in the Defend Trade Secrets Act of 2016) that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if such disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Except as expressly exempted in the preceding paragraphs, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this Release is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such Claim or Claims. You expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common law principal that would otherwise limit the effect of this Release to claims known or suspected prior to the date you execute this Release, and do so understanding and acknowledging the significance and consequences of such specific waiver.

You further acknowledge and agree that: (a) The payments and benefits provided pursuant to this Agreement constitute consideration for this Release, and you would not otherwise be entitled to the payment and benefits provided for under the Agreement had you not signed this Release. (b) This Release does not waive any claims that you may have that arise after the date you sign this Release. (c) You have not relied on any representations, promises, or agreements of any kind, whether written or oral, made to you in connection with your voluntary decision to accept the terms contained in this Agreement and this Release, except for those set forth in this Agreement. (d) This Release shall not in any way be construed as an admission by either you or the Company that either has acted wrongfully with respect to any person, or that either has any rights whatsoever against the other. (e) You agree that, except to the extent such right may not be waived by law, you will not commence any legal action or lawsuit or otherwise assert any legal claim seeking relief for any Claim released or waived under the above Release. You acknowledge and agree that this “agreement not to sue” does not prevent or prohibit you from later filing a lawsuit challenging the validity of your release of Claims under the Age Discrimination in Employment Act (“ADEA”). In addition, even though you have released all Claims you may have for employment discrimination arising before the date you sign this Agreement, this “agreement not to sue” does not prevent or prohibit you from filing any administrative complaint or charge against the Released Parties (or any of them) with any federal, state, or local agency, including, for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor. You can file such an administrative complaint or charge, but you understand that by signing this Agreement, you will have no right to recover monetary damages or obtain individual relief of any kind in a proceeding involving such a complaint or charge for Claims released in the above Release. (f) You agree that you will indemnify and hold the Released Parties harmless from any loss, cost, damage, or expense (including attorneys’ fees) incurred by them arising out of this Settlement Agreement and Release of Claims and of your breach of any portion of this Agreement. (g) In case any part of this Release shall be invalid, illegal or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Please sign this letter in the space provided below indicating your agreement to the terms and provisions in the foregoing Termination Agreement, and return it to me.

Thank you for your service to the Company. I look forward to continuing to work with you in your capacity as Chairman of the Board of Directors.

Sincerely,

/s/ Tim Craven

Tim Craven

EVP, Human Resources

I agree to the foregoing Termination Agreement.

/s/ Kirk Hachigian
Kirk Hachigian
Executive Chairman